Exhibit 99.1

PRESSRELEASE
www.caldive.com

Cal Dive International, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release		05-020

	Contact:	Wade Pursell
Date: August 2, 2005	Title:	Chief Financial Officer

Cal Dive Reports Second Quarter Earnings
HOUSTON, TX — Cal Dive International, Inc. (Nasdaq: CDIS) reported second quarter net income of $26.0 million, or $0.65 per diluted share. Included in the earnings was a pre-tax $0.8 million charge for an impairment relating to the sale of one of the Company’s Marine Contracting vessels in July. Also included in the earnings was a pre-tax $2.8 million impairment charge for the write-off of the remaining basis in an oil and gas property that ceased production in the second quarter. Earnings before these charges was $0.71 per share.
Summary of Results
(in thousands, except per share amounts and percentages)

	Second Quarter		First Quarter	Six Months
	2005	2004	2005	2005	2004
Revenues	$166,531	$127,701	$159,575	$326,106	$248,416

Gross Profit	52,419	41,415	51,873	104,292	73,157
	32%	32%	33%	32%	29%
Net Income	26,027	18,208	25,411	51,437	31,854

	16%	14%	16%	16%	13%
Diluted Earnings Per Share	0.65	0.47	0.64	1.28	0.83
Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, “It is very satisfying and encouraging to report such strong financial results in a quarter which saw the regulatory drydockings of the Q4000, Seawell and three other vessels. This maintenance activity is now largely behind us for the year and we have good backlogs for most of our fleet in steadily improving market conditions.
“We also completed a significant mature production property transaction during the quarter that should help us meet our production target range for the year.
“Following our better than budgeted start to 2005, we now expect earnings for the year to be in the increased range of $2.80 — $3.20 / share.”

Financial Highlights
❖	Revenues: The $38.8 million increase in year-over-year second quarter revenues was driven primarily by significant improvements in Marine Contracting revenues due to improved market conditions, particularly in both deepwater and shelf subsea construction.

❖	Margins: 32% (34% before impairment charges) matched the margin of the year-ago quarter as a significant improvement in subsea construction margins (improved market conditions) more than offset the decline in well operations margins (both vessels in regulatory drydock in 2Q 2005). Oil & gas production margins were down slightly due to the aforementioned impairment charge.

❖	SG&A: $12.9 million increased slightly ($200,000) from the same period a year ago. This level of SG&A was 8% of second quarter revenues, compared to 10% a year ago.

❖	Equity in Earnings: $2.7 million reflects our share of Deepwater Gateway, L.L.C.’s earnings for the quarter. This reflects a 57% increase from the first quarter due primarily to the early retirement of debt in the first quarter which resulted in a $600,000 charge, net to Cal Dive for the write-off of deferred financing costs in the first quarter and no interest expense beginning in the second quarter.

❖	Balance Sheet: During the second quarter, the Company acquired for $196 million ($163 million cash), a package of mature oil and gas producing properties from Murphy Exploration. Total debt as of June 30, 2005 was $443 million. This represents 43% debt to book capitalization and with $279 million of EBITDA for the twelve months ended June 30, 2005, this represents 1.6 times trailing twelve month EBITDA. In addition, the Company had $200 million of unrestricted cash as of June 30, 2005. Subject to regulatory approval, these funds will be utilized for the previously announced acquisitions of certain assets of Stolt Offshore and Torch Offshore.
Further details are provided in the presentation for Cal Dive’s quarterly conference call (see the Investor Relations page of www.caldive.com). The call, scheduled for 9:00 a.m. Central Daylight Time on Wednesday, August 3, 2005, will be webcast live. A replay will be available from the Audio Archives page.
Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.
This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, and other risks described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2004. We assume no obligation and do not intend to update these forward-looking statements.

CAL DIVE INTERNATIONAL, INC.
Comparative Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(000's omitted, except per share data)	2005	2004	2005	2004
	(unaudited)
Net Revenues	$166,531	$127,701	$326,106	$248,416
Cost of Sales	114,112	86,286	221,814	175,259

Gross Profit	52,419	41,415	104,292	73,157

Gain on Sale of Assets, net	—	—	925	—
Selling and Administrative	12,858	12,663	25,696	23,821

Income from Operations	39,561	28,752	79,521	49,336
Equity in Earnings of Production Facilities Investments	2,708	1,310	4,437	1,310
Interest Expense, net & Other	913	1,242	2,102	2,796

Income Before Income Taxes	41,356	28,820	81,856	47,850
Income Tax Provision	14,779	10,228	29,319	15,248

Net Income	26,577	18,592	52,537	32,602
Preferred Stock Dividends and Accretion	550	384	1,100	748

Net Income Applicable to Common Shareholders	$26,027	$18,208	$51,437	$31,854

Other Financial Data:
Income from Operations	$39,561	$28,752	$79,521	$49,336
Equity in Earnings of Production Facilities Investments	2,708	1,310	4,437	1,310
Share of Production Facilities Investments:
Depreciation	997	981	2,007	981
Interest Expense, net	—	633	1,419	1,267
Depreciation and Amortization:
Marine Contracting	10,510	8,913	19,604	17,813
Oil and Gas Production	18,737	17,268	36,365	34,768

EBITDA(1)	$72,513	$57,857	$143,353	$105,475

Weighted Avg. Shares Outstanding:
Basic	38,722	38,180	38,647	38,063
Diluted	40,981	39,452	40,925	39,357

Earnings Per Share:
Basic	$0.67	$0.48	$1.33	$0.84
Diluted	$0.65	$0.47	$1.28	$0.83

(1)	The Company calculates EBITDA as earnings before net interest expense, taxes, depreciation and amortization (which includes non-cash asset impairments) and the Company’s share of depreciation and net interest expense from its Production Facilities Investments. EBITDA and EBITDA margin (defined as EBITDA divided by net revenue) are supplemental non-GAAP financial measurements used by CDI and investors in the marine construction industry in the evaluation of its business due to the measurements being similar to income from operations.
Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(000's omitted)	June 30, 2005	Dec. 31, 2004		June 30, 2005	Dec. 31, 2004
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$199,689	$91,142	Accounts payable	$60,050	$56,047
Accounts receivable	124,885	114,709	Accrued liabilities	89,694	75,502
Other current assets	40,776	48,110	Current mat of L-T debt (2)	7,332	9,613

Total Current Assets	365,350	253,961	Total Current Liabilities	157,076	141,162

Net Property & Equipment:			Long-term debt (2)	435,252	138,947
Marine Contracting	408,030	411,596	Deferred income taxes	151,441	133,777
Oil and Gas Production	374,470	172,821	Decommissioning liabilities	117,089	79,490
Equity Investments in Production Facilities	153,779	67,192	Other long term liabilities	9,757	5,090
Goodwill	82,811	84,193	Convertible preferred stock (2)	55,000	55,000
Other assets, net	74,146	48,995	Shareholders' equity (2)	532,971	485,292

Total Assets	$1,458,586	$1,038,758	Total Liabilities & Equity	$1,458,586	$1,038,758

(2)	Debt to book capitalization — 43%. Calculated as total debt ($442,584) divided by sum of total debt, convertible preferred stock and shareholders’ equity ($1,030,555).